Exhibit 23.1
                                                                    ------------


                     {Letterhead of Thacher Proffitt & Wood]



Writer's Direct Dial
(212) 912-7436
                                         June 24, 1999


Warwick Community Bancorp, Inc.
18 Oakland Avenue
Warwick, New York 10990

      Re: Stock Option Plan of Warwick Community Bancorp, Inc. and Recognition And Retention Plan Of Warwick Community Bancorp, Inc.
           -----------------------------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Warwick Community Bancorp, Inc., a Delaware corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended, with respect to 924,915 shares of its common stock, par value $.01 per share ("Shares"), of which 660,654 Shares are authorized but unissued Shares which have been reserved for issuance ("Original Issuance Shares") upon the exercise of stock options granted pursuant to the Stock Option Plan of Warwick Community Bancorp, Inc. ("Option Plan"). The remaining 264,261 Shares, which have been awarded under the Recognition and Retention Plan of Warwick Community Bancorp, Inc. ("RRP"), are not Original Issuance Shares. In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the state of Delaware.

                  We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Option Plan and the RRP and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Warwick Community Bancorp, Inc.                                        Page 2.
June 24, 1999

                  Based on the foregoing, we are of the opinion that the Original Issuance Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Option Plan, such Original Issuance Shares will be validly issued, fully paid and non-assessable.

                  In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

                  This opinion is given solely for the benefit of the Corporation and purchasers of Shares under the Option Plan, and no other person or entity is entitled to rely hereon without our express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

                                        Very truly yours,

                                        THACHER PROFFITT & WOOD


                                         By: /s/ Douglas J. McClintock
                                            -----------------------------
                                             Douglas J. McClintock







                                -8-